EXHIBIT 99.1

QCR Holdings, Inc. Announces the Closing of the Acquisition of Community State Bank of Ankeny, Iowa

MOLINE, Ill., Sept. 01, 2016 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ:QCRH) today announced it has completed its acquisition of Community State Bank (“CSB”), headquartered in Ankeny, Iowa, from Van Diest Investment Company. CSB is an Iowa-chartered bank that operates ten banking locations throughout the Des Moines metropolitan area.  As of June 30, 2016, CSB had $571 million in assets, $433 million in loans and $481 million in deposits.  In the transaction, QCR Holdings acquired 100% of the outstanding common stock of CSB for cash consideration of $80 million. The Des Moines Metropolitan Statistical Area (“MSA”) is ranked 4th in the Top 25 MSAs in Iowa and Illinois by deposits. With a population increase of 6.5% in 2015, Ankeny, Iowa is ranked the third fastest growing city in the U.S., according to the U.S. Census Bureau. Since its formation in 1902, CSB has served its communities with exceptional customer service and comprehensive financial solutions, including banking, investments, and insurance and mortgage services.

Douglas M. Hultquist, President and Chief Executive Officer of QCR Holdings, stated, “The opportunity to team up with such a solid organization as Community State Bank is unique and we are extremely honored to welcome the clients and employees of CSB to the QCR Holdings family.  This transaction provides the opportunity for QCR Holdings to expand our footprint into a rapidly growing segment of Iowa and to partner with a proven organization that has over a one-hundred year history of providing premier customer service.”

“We believe CSB’s strong financial performance and locally-focused, relationship banking model will add significant value to QCR Holdings.  CSB will continue to operate as a separate bank charter and maintain its local focus and decision-making.  One of our key strategies to drive shareholder value is to acquire strong community banks with great people and great clients, and we believe our two organizations coming together will be a powerful combination,” added Todd A. Gipple, Chief Operating Officer and Chief Financial Officer of QCR Holdings.

“Partnering with a true community banking organization with the commitment to clients and employees that is found at QCR Holdings is an excellent opportunity.  QCR Holdings has the size and scale that will allow CSB to continue growing and meeting the challenges of the complex banking environment we face today.  Both organizations firmly believe in going the extra mile and exceeding the customer’s needs with every interaction.  By joining forces with QCR Holdings, our clients will get more of the same benefits CSB strives to deliver through its “Redefining Simple” principles,” added Ronald M. Nagel, President and Chief Executive Officer of CSB.

Raymond James served as financial advisor to QCR Holdings on the acquisition and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel.  Belin McCormick, P.C. served as legal counsel for Van Diest Investment Company.

About QCR Holdings

QCR Holdings, headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Waterloo/Cedar Falls (Cedar Valley), and Rockford communities through its wholly owned subsidiary banks.  Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, each provide full-service commercial and consumer banking and trust and wealth management services.  Quad City Bank & Trust Company also provides correspondent banking services. In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

About Community State Bank

Iowa-chartered CSB has been offering personal and business banking services to central Iowa customers for more than 114 years. CSB currently offers a broad range of financial products, specializing in banking, mortgage, insurance and financial solutions at each of its 10 locations in the Des Moines metropolitan area.

Special Note Concerning Forward-Looking Statements.  This document contains, and future oral and written statements of QCR Holdings and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of QCR Holdings.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of QCR Holdings’ management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and QCR Holdings undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of QCR Holdings to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning QCR Holdings’ general business; (iv) changes in interest rates and prepayment rates of QCR Holdings’ assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our ability to fully integrate CSB, and to realize the anticipated benefits of such transaction; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving QCR Holdings; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning QCR Holdings and its business, including additional factors that could materially affect QCR Holdings’ financial results, is included in QCR Holdings’ filings with the Securities and Exchange Commission.

Contact:
Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745